Exhibit 99.1

News Release

Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. Reports Strong Growth in Comparable

Store Sales and Net Income for Fiscal 2012

•	Comparable store sales increase 5.5 percent and net income increases 43 percent

•	Company achieves eight consecutive quarters of year-over-year growth in comparable store sales

CHARLOTTE, N.C., March 28, 2012 – Belk, Inc. today announced operating results for the fiscal year ended January 28, 2012.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Our financial performance last year was one of the strongest ever for Belk. The investments we are making in the company helped produce solid comparable store sales growth and improved profitability. Thanks to the dedicated efforts of our outstanding team of associates, we have achieved eight consecutive quarters of comparable store sales increases, and we are encouraged about the year ahead.”

Net Sales

Net sales for the 52-week period increased 5.3 percent to $3.7 billion compared to the prior-year period. On a comparable store basis, sales increased 5.5 percent. The increase was due to execution of key strategic initiatives that included investments in merchandising, rebranding, eCommerce, store remodels and service improvements. Merchandise categories with the highest growth rate for the year included ladies shoes, children’s and home.

Net Income

Net income increased 43.5 percent to $183.1 million for the year compared to $127.6 million for the prior-year period. The increase was primarily a result of higher sales and improved margin, expense leverage, and the release of a deferred tax valuation allowance. Net income excluding non-comparable items increased 27 percent to $162.3 million for the year compared to $127.4 million for the prior year. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Investments in Strategic Initiatives

Belk has planned investments totaling approximately $600 million over a five-year period that began in the last fiscal year in key strategic initiatives including store remodels and service improvements; eCommerce; information technology; merchandise planning and processes; and improved sourcing practices.

-More-

Belk, Inc. News Release | Page 2

Store Expansions and Remodelings

During fiscal year 2012, Belk relocated its Corinth, Miss. store to an expanded and renovated building in the same center; expanded and remodeled stores in Statesboro, Ga. and

Monroe, N.C.; and remodeled stores in Cary, N.C., Tupelo, Miss., Charlotte, N.C. (SouthPark Mall), New Bern, N.C., Dublin, Ga., Vicksburg, Miss., Richlands, Va., and Myrtle Beach, S.C. (Myrtle Beach Mall). Additionally, the company completed shoe department expansion and remodeling projects in 32 stores along with fashion jewelry department remodeling projects in 56 stores. The installation of new Belk logo signs in all stores was also completed during the year.

Belk to Open New eCommerce Fulfillment Center

Belk recently announced that it would begin operating a new 515,000-square-foot eCommerce fulfillment center in Jonesville, S.C. in June in a facility formerly occupied by Disney. The company is making a $4.5 million capital investment in the center, which is expected to generate 124 new jobs over the next five years and will support the continued growth of the company’s eCommerce business.

Belk Declares Dividend, Announces Stock Buyback

The company’s board of directors declared a regular dividend of $.75 per share for stockholders of record on March 28, 2012. The board also announced approval of an offer to repurchase up to 2,450,000 shares of the company’s common stock at a price of $40.80 per share. The company expects to launch the repurchase offer on or about April 20, 2012.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest privately owned mainline department store company with 303 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership. Its belk.com Web site offers a wide assortment of fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Go to Belk Get Connected to connect with Belk via its Facebook page, Fashion Buzz Twitter feed or Belk Blog, and sign up to receive fashion updates, sales notifications and coupons via email or mobile phone text messages.

Modern. Southern. Style.

Belk seeks to satisfy the modern Southern lifestyle like no one else, so that our customers get the fashion they desire and the value they deserve. Our vision is for the modern Southern woman to count on Belk first – for her, for her family, for life.

Important Information About The Tender Offer

This press release constitutes neither an offer to buy nor the solicitation of an offer to sell shares of Belk, as the planned tender offer by Belk has not been commenced. The solicitation and the offer to buy Belk’s common stock will only be made pursuant to an offer to purchase and related materials that Belk expects to begin mailing to its stockholders on or about April 20, 2012. On commencement of the tender offer, Belk will mail to its stockholders an offer to purchase and related materials, and will file its offer to purchase with the SEC on Schedule TO. Stockholders are urged to read these materials carefully because they will contain important information, including the terms and conditions of the offer. Stockholders may obtain for free the offer to purchase and other filed documents at the SEC’s website (when they become available) at www.sec.gov. These documents may also be obtained for free (when they become available) in the “SEC Filings” section of Belk’s website at www.belk.com.

-More-

Belk, Inc. News Release | Page 3

Notes:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.

Belk also excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, the success of our re-branding and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefit of new systems and technology, anticipated benefits from our acquisitions and the anticipated benefit under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and, to a lesser degree, through online sales; variations in the amount of vendor allowances; our ability to operate successfully our belk.com website, enhance our information technology systems, operate successfully our fulfillment facilities and manage our social community engagement; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, the level of finance charge income generated from the credit card portfolio, the number of new accounts generated, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute the Company’s retailing concept in new markets and geographic regions; the customer response to our re-branding initiative; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity; and our ability to realize the planned efficiencies from our acquisitions and effectively integrate and operate the acquired stores and businesses, including our fiscal year 2007 acquisition of Parisian stores and our fiscal year 2007 acquisition of the assets of Migerobe and commencement of our owned fine jewelry business.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 29, 2011 that we filed with the SEC on April 12, 2011. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

Belk, Inc. News Release | Page 4

BELK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fiscal Year Ended
	January 28, 2012	January 29, 2011
(millions)
Revenues	$3,699.6	$3,513.3
Cost of goods sold (including occupancy, distribution and buying expenses)	2,461.5	2,353.5
Selling, general and administrative expenses	938.0	914.2
Gain on sale of property and equipment	3.1	6.4
Asset impairment and exit costs	2.3	6.1

Operating income	300.9	245.9
Interest expense	(50.2)	(50.7)
Interest income	0.3	0.6
Loss on extinguishment of debt	(0.9)	—

Income before income taxes	250.1	195.8
Income tax expense	67.0	68.2

Net income	$183.1	$127.6

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Fiscal Year Ended
	January 28, 2012	January 29, 2011
(millions)
Net income	$183.1	$127.6
Gain on sale of property and equipment, net of income tax	(2.3)	(4.2)
Asset impairment and exit costs, net of income tax	1.7	4.0
Release of deferred tax valuation allowance	(20.2)	—

Net income excluding non-comparable items	$162.3	$127.4